As filed with the Securities and Exchange Commission on March 19, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Atlas Resource Partners, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	45-3591625
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices)

Atlas Resource Partners, L.P. 2012 Long-Term Incentive Plan

(Full title of the plan)

Edward E. Cohen

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Name and address of agent for service)

(800) 251-0171

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common units representing limited partner interests	2,900,000	$21.51	$62,379,000	$7,148.63
TOTALS

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also shall be deemed to cover an indeterminate number of additional common units representing limited partner interests issuable in the event the number of outstanding common units of the registrant is increased by split, reclassification, dividend or the like.
(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, based on the closing price on the New York Stock Exchange on March 15, 2012.
(3)	Amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, and was determined by multiplying the aggregate offering price by 0.0001146.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*	Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”), and the Note to Part I of
Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents have been filed by Atlas Resource Partners, L.P. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a) The Registrant’s effective Registration Statement on Form 10 initially filed with the Commission on October 17, 2011, as amended by Amendment No. 1 filed on December 1, 2011, Amendment No. 2 filed on December 30, 2011, Amendment No. 3 filed on January 30, 2012, Amendment No. 4 filed on February 13, 2012, and Amendment No. 5 filed on February 14, 2012 (the “Form 10”), each filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Registrant’s Current Reports on Form 8-K as filed with the Commission on February 16, 2012, February 28, 2012, March 7, 2012 and March 14, 2012; and

(c) The description of the common limited partnership units of the Registrant contained in the Registrant’s Information Statement, filed as exhibit 99.1 to the Form 10, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, that indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Registrant’s partnership agreement, the Registrant will indemnify the following persons, by reason of their status as such, to the fullest extent permitted by law, in most circumstances, from and against all losses, claims, damages or similar events:

•	the general partner;

•	any departing general partner;

•	any person who is or was an affiliate of the general partner or any departing general partner;

•	any person who is or was a manager, managing member, officer, director, employee, agent, member, partner, fiduciary or trustee of any entity described above or their affiliates;

•

any person who is or was serving as an officer, director, employee, agent, fiduciary or trustee of the Registrant or any of its subsidiaries, the general partner or any departing general partner, or any affiliate of the Registrant, any of its subsidiaries, the general partner or any departing general partner;

•

any person who is or was serving at the request of the general partner, any departing general partner, or any affiliate of the foregoing as a manager, managing member, officer, director, employee, agent, fiduciary or trustee of another person; and

•	any person designated by our general partner as an indemnitee for purposes of the Registrant’s partnership agreement.

Unless it otherwise agrees, the Registrant’s general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the registrant to enable it to effectuate, indemnification. The Registrant may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the partnership agreement.

To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an indemnitee in appearing at, participating in or defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Registrant, subject to certain conditions.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Agreement of Limited Partnership of Atlas Resource Partners, L.P. (filed previously as exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 14, 2012 and incorporated herein by reference).
4.2	Atlas Resource Partners, L.P. 2012 Long-Term Incentive Plan (filed previously as exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 14, 2012 and incorporated herein by reference).
5.1	Opinion of Ledgewood, P.C.
23.1	Consent of Counsel (contained in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm
23.3	Consent of Independent Registered Public Accounting Firm relating to Atlas Energy E & P Operations.
24.1	Power of Attorney (included on the signature page).

ITEM 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on this 19th day of March, 2012.

ATLAS RESOURCE PARTNERS, L.P.

By: Atlas Resource Partners GP, LLC

By:	/s/ Edward E. Cohen
Name:	Edward E. Cohen
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Edward E. Cohen and Sean P. McGrath, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on March 19, 2012.

Signature	Title

/s/ Edward E. Cohen	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Edward E. Cohen

/s/ Jonathan Z. Cohen	Vice Chairman of the Board
Jonathan Z. Cohen

/s/ Sean P. McGrath	Chief Financial Officer (Principal Financial Officer)
Sean P. McGrath

/s/ Jeffrey M. Slotterback	Chief Accounting Officer (Principal Accounting Officer)
Jeffrey M. Slotterback

/s/ Matthew A. Jones	Director
Matthew A. Jones

/s/ Anthony Coniglio	Director
Anthony Coniglio

/s/ DeAnn Craig	Director
DeAnn Craig

/s/ Jeffrey C. Key	Director
Jeffrey C. Key

/s/ Bruce Wolf	Director
Bruce Wolf

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Agreement of Limited Partnership of Atlas Resource Partners, L.P. (filed previously as exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 14, 2012 and incorporated herein by reference).
4.2	Atlas Resource Partners, L.P. 2012 Long-Term Incentive Plan (filed previously as exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 14, 2012 and incorporated herein by reference).
5.1	Opinion of Ledgewood, P.C.
23.1	Consent of Counsel (contained in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm
23.3	Consent of Independent Registered Public Accounting Firm relating to Atlas Energy E & P Operations
24.1	Power of Attorney (included on the signature page).